Exhibit (a)(5)(iii)

PureTech Health Plc 2024 Tender Offer

Frequently Asked Questions

General

Q1.	What is a Tender Offer?

A1.	A tender offer is an open bid for all shareholders to sell shares back to PureTech.

Q2.	What is the General Meeting?

A2.

Certain resolutions, necessary for PureTech to approve the repurchase of Ordinary Shares (including Ordinary Shares represented by the PureTech’s American Depositary Shares) associated with the Tender Offer, are required to be approved at a general meeting of Shareholders, referred to as the “General Meeting”.

Q3.	When and where is the General Meeting?

A3.

The General Meeting will be held at 6 Tide Street, Boston, Massachusetts, 02210, United States at 11 a.m. EDT (4 p.m. BST) on 6 June 2024. If holders of Ordinary Shares wish to vote by proxy in the General Meeting, proxy instructions must be delivered by not later than 11 a.m. EDT (4 p.m. BST) on 4 June 2024. If holders of ADS wish to give voting instructions, they must be provided to the Depositary by 10 a.m. EDT (3 p.m. BST) on 31 May 2024.

Q4.	When is the deadline for participating in the Tender Offer? (For both Ordinary Shareholders and American Depositary Share (ADS) holders)

A4.

The deadline for tendering Ordinary Shares will close at 1 p.m. BST on Thursday 20 June 2024 and the deadline for tendering ADSs will close at 5 p.m. EST on Tuesday 18 June 2024, unless extended, and no tenders received after that time will be accepted . If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you may tender only by providing tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions to the Tender Agent as soon as possible and, in any event, so as to be received by no later than 5:00 p.m. EDT on Tuesday 18 June 2024, unless extended. Tenders received after that time will be rejected.

Q5.	Where can I find more information?

A5.	You can find more information about the Tender Offer and instructions in the Shareholder Circular, which is available online at: https://investors.puretechhealth.com/tender-offer

Q6.	Who can help answer my other questions?

If you hold Ordinary Shares and have any questions about the Tender Offer and, or the General Meeting, please telephone the Company’s Registrar’s Helpline, at +44 (0)370 707 4040. Lines are open between 8:30 a.m. and 5:30 p.m. BST Monday to Friday excluding public holidays in England and Wales. Calls are charged at the standard geographic rate and will vary by provider.

If you are a holder of Ordinary Shares, banks, brokers or institutional holders in the US with questions on how you can participate in the Tender Offer, please call the Information Agent, Georgeson LLC, at (+1) 866-529-2770 (U.S. toll free) or (+1) 781 896 6940 (International), from 9 a.m. to 8 p.m. EDT Monday to Friday, and Saturday from 10 a.m. to 2 p.m. EDT.

PureTech Health Plc 2024 Tender Offer

Frequently Asked Questions (continued)

Instructions

Q7.	How do I tender my shares if I’m an Ordinary Shareholder?

A7.

If you hold Ordinary Shares in Certificated Form (i.e., the shares you hold are represented by physical share certificates), you may tender such Ordinary Shares only by completing and returning the Tender Form in accordance with the instructions in the Shareholder Circular. If you hold Ordinary Shares in Certificated Form, but under different designations, you should complete a separate Tender Form, as appropriate, in respect of each designation.

To participate in the Tender Offer, Shareholders holding Ordinary Shares in Certificated Form must complete, sign, have witnessed and return the Tender Form in accordance with these instructions and the instructions on the Tender Form.

Completed, signed and witnessed Tender Forms, together with the relevant valid share certificate(s) and/or other document(s) of title, should be sent by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent at the Pavilions, Bridgwater Road, Bristol BS99 6AH as soon as possible and, in any event, so as to be received by no later than 1 p.m. BST on Thursday 20 June 2024. Tenders received after that time will be rejected.

If you hold Ordinary Shares in Uncertificated or dematerialised form (i.e. the shares are held electronically through a CREST account or investment platform) you may tender such Uncertificated Ordinary Shares only by completing and returning the TTE Instruction through CREST, so as to settle by no later than 1:00 p.m. (London time) on Thursday 20 June 2024. Tenders received after that time will be rejected. You may need to reach out to your broker directly to ensure that appropriate TTE Instructions are made on your behalf.

Q8.	How do I tender my shares if I’m an ADS Holder?

A8.

If you hold ADSs on the books of the Depositary, you may tender only by completing and returning a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, and deliver such documents to the Tender Agent (i) if by mail, at Citibank, N.A., c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011; or (ii) if by courier, at Citibank, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, MA 02021 as soon as possible and, in any event, so as to be received by no later than than 5:00 p.m. EDT on Tuesday 18 June 2024, unless extended. Tenders received after that time will be rejected.

If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you may tender only by providing tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions to the Tender Agent as soon as possible and, in any event, so as to be received by no later than 5:00 p.m. EDT on Tuesday 18 June 2024, unless extended. Tenders received after that time will be rejected.

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PureTech Health Plc 2024 Tender Offer

Frequently Asked Questions (continued)

Mechanics

Q9.	What happens if too many Ordinary Shares are tendered?

A9.

If the aggregate value at the Tender Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds $100 million (based on the applicable exchange rate of US dollars to pounds sterling on the Ordinary Share Closing Date) or the number of validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds 33,500,000 Ordinary Shares, then acceptances of validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) will be scaled-down pro-rata to the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$100 million and the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed 33,500,000 Ordinary Shares. Accordingly, where scaling-down applies, there is no guarantee that all of the Ordinary Shares (including Ordinary Shares represented by ADSs) which are tendered will be accepted for purchase.

Q10.	What happens if not enough Ordinary Shares are tendered?

A10.	If fewer than 1% of outstanding shares are tendered the Tender Offer may not proceed.

If the full amount of the $100 million is not returned through the Tender Offer, and if there is sufficient surplus, the Board intends to return such surplus by way of the Special Dividend (if any).

Q11.	Why is there no basic entitlement for existing shareholders, in contrast to customary UK tender offer structure?

A11.

PureTech is a dual-listed entity, being a UK publicly listed company on the London Stock Exchange as well as a US Nasdaq listed entity registered with the SEC. Therefore, the Company is subject to US Securities Exchange Act Regulation 13e-4, applicable to US-registered companies conducting an issuer self-tender. The regulation includes requirements which effectively prohibit the use of customary UK entitlement construct.

Q12:	In the case where more than US$100 million of Ordinary Shares (including Ordinary Shares represented by ADSs) are tendered, how would proration be administered?

A12:

If more Ordinary Shares are tendered than the Company can accept in the Tender Offer, all tenders will be prorated equally. By way of example: if the Company receives valid tenders of $200 million of Ordinary Shares (including Ordinary Shares represented by ADSs), half of each holder’s tendered Ordinary Shares will be accepted for purchase.

Rationale

Q13.	Why is the Company returning just $100 million of the cash proceeds from the sale of Karuna Therapeutics?

A13.

We believe that the proposed tender offer amount of $100 million, together with the $50 million of share buyback completed earlier this year, demonstrates a strong track record of capital return to shareholders while also enabling us to take a prudent approach to balance sheet management and ensuring sufficient operational runway for the medium term.

Due to the substantial gains which PureTech has realized from Karuna, there is a tax liability on the proceeds for which the Board has made conservative prevision. In addition, PureTech maintains three years of operational runway to ensure that it can support its Internal Programs and Founded Entities. This runway does not include any further realizations from Karuna milestones, royalties or other Founded Entities or Internal Programs.

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PureTech Health Plc 2024 Tender Offer

Frequently Asked Questions (continued)

We are committed to a regular review of our capital allocation and any potential future capital return will be considered in due course subject to the Company’s operational needs and future monetization events.

Q14.	Why was the tender offer price set at £2.50 per share?

A14.

The tender offer price of £2.50 per share represents a premium of 25 per cent to PureTech’s trailing volume weighted average price per Ordinary Share over the three days prior to 19 March 2024, the date of the initial tender offer announcement.

We believe this to be a significant premium to the shares’ recently traded price levels and an opportunity for participating shareholders to realize significant return on their investment through a single, expeditious transaction at a known, fixed price.

Tax

Q15.	Why might US withholding tax apply to my tender, and what actions do I need to take in relation to this?

A15.

Even though the Company is incorporated under the laws of England and Wales, due to the circumstances of its formation and the application of Section 7874 of the United States Internal Revenue Code of 1986, as amended (“Code”), the Company is treated as a US domestic corporation for US federal income tax purposes. This has implications for all Shareholders, whether US Holders or Non-US Holders (each as defined in the Circular). The Company is subject to US federal income tax as if it were a US corporation, and dividends made by the Company are generally treated as US-source dividends and generally subject to US dividend withholding tax, as if the Company were incorporated in the US.

As more fully described in the Circular, amounts paid to Shareholders for tendered shares may be characterized as distributions under Section 302 of the Code. As a result, among other things, and subject to certain considerations set out in the Circular, amounts paid to a Non-US Holder may be subject to US federal withholding tax at a rate of up to 30 per cent. of the gross amount (or such lower rate specified by an applicable income tax treaty, provided the Non-US Holder furnishes certifying qualification for the lower treaty rate).

The above information is not tax advice, and the Company cannot advise you with respect to taxes. You should speak with your professional tax advisor about the US federal tax consequences of participating in the Tender Offer in your particular circumstances.

A15.

For more information, you should read the full text of the announcement of the Tender Offer, the Circular and the Tender Form, together with a Letter of Transmittal for ADS Holders. The Circular contains the terms and conditions of the Tender Offer including instruction on how to tender Ordinary Shares or ADSs and includes a notice convening the General Meeting.

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PureTech Health Plc 2024 Tender Offer

Frequently Asked Questions (continued)

Additional Information for U.S. Investors

The Tender Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, and, as a result, is exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and English law and practice relating to tender offers are different in certain material respects. The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where the Company will follow English law and practice.

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to the Tender Offer or otherwise. The Tender Offer will only be made pursuant to the Circular and other related materials filed as part of the Tender Offer Statement on Schedule TO, in each case as may be amended or supplemented from time to time. The Company’s security holders are advised to carefully read these documents, and any amendments to these documents, in their entirety before making any decision with respect to the Tender Offer, because these documents will contain important information. The Company’s security holders may obtain copies of these documents and other documents filed with the SEC for free at the SEC’s website at www.sec.gov. In addition, the Company will provide copies of such documents free of charge to its security holders.

Cautionary Note Regarding Forward-Looking Statements

This FAQ contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this FAQ that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the intent, belief or current expectations regarding the Tender Offer and use of capital. The forward-looking statements are based on current expectations and are subject to known and unknown risks, uncertainties and other important factors that could cause actual results, performance and achievements to differ materially from current expectations, including, but not limited to, those risks, uncertainties and other important factors described under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC and in our other regulatory filings. These forward-looking statements are based on assumptions regarding the present and future business strategies of the Company and the environment in which it will operate in the future. Each forward-looking statement speaks only as at the date of this FAQ. Except as required by law and regulatory requirements, we disclaim any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

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